Exhibit 10.24

CONFIDENTIAL

EXECUTIVE SEVERANCE AND
MUTUAL RELEASE AGREEMENT

This Executive Severance and Mutual Release Agreement (“Agreement”) is entered between Fay Chapman (“Executive”) and Washington Mutual, Inc. (“Employer”) and is in consideration of the mutual undertakings set forth below.

Executive has decided to retire, and Executive and Employer mutually desire to end Executive’s employment.  In order to assist Executive in her transition, and acknowledge past contributions, Employer has decided to offer Executive the benefits described below.  To clearly set forth the terms and conditions of Executive’s departure, the parties agree as follows:

1.             The purpose of this Agreement is to set forth the mutual understanding of the parties.  This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Executive, nor shall it be construed as an admission by Executive of any misconduct or impropriety.

2.             Executive’s employment with Employer shall end for all purposes on June 30, 2008 (“Separation Date”).  For the period from December 10, 2007 to and including June 30, 2008, Executive shall be placed on paid administrative leave.  Effective January 1, 2008, Executive’s annual salary shall be increased to $1,062,000.00 for purposes of calculating payments of salary to be made by Employer to Executive for the period from January 1, 2008 through the Separation Date.  With respect to Executive’s 2007 bonus to be paid in 2008, Employer shall pay her target bonus of $310,000.00.  On or before January 20, 2008, Employer shall remove the performance conditions from the terms of Executive’s 2005 and 2007 Restricted Share Grants.  Following the Separation Date, Executive shall be eligible to participate in Employer’s retiree health insurance plan.

3.             Executive understands that taxes that may become due and are owed by Executive as a result of any payment or transaction contemplated by this Agreement are Executive’s sole responsibility, and Executive agrees to hold Employer harmless on account thereof.  In addition, Executive agrees that such taxes which are due and are owed by Executive but are unpaid may be setoff against any sums due under this Agreement to the maximum extent allowed by law.

4.             On or before the Separation Date, Employer shall enter into a consulting agreement with Executive, the form of which is attached hereto as Exhibit A (the “Consulting Agreement”), which shall be effective as of July 1, 2008.  Employer’s entry into the Consulting Agreement is expressly conditioned upon Executive signing a release in substantially the form of paragraph 5 after the Separation Date and not revoking same.  Executive acknowledges and agrees that Employer’s entry into the Consulting Agreement with Executive and other undertakings in this Agreement are not required by any Employer policy, procedure or contract, nor by any applicable law, but are given solely in consideration of this Agreement.

5.             In exchange for the benefits contained in this Agreement, Executive releases and discharges Employer, all subsidiary, parent, and affiliated entities, and any Employer-sponsored benefit plans in which Executive participates, and all of their respective owners, officers, directors, trustees, shareholders, employees, agents, attorneys, and insurers from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Executive signs this Agreement arising out of or in any way related to Executive’s employment with Employer.  This release includes but is not limited to any claims under any federal, state, or local laws prohibiting discrimination in employment, including Title VII, the Age Discrimination in Employment Act, and the Americans with Disabilities Act; based upon any employment agreement, severance plan, compensation plan, or change in control agreement; based upon any alleged legal restriction on Employer’s right to terminate its employees; or based upon ERISA.  This Agreement shall not affect Executive’s entitlement to receive any 401(k), stock option, or pension plan benefits that shall have vested as of the Separation Date.

6.             In exchange for the benefits contained in this Agreement, Employer releases and discharges Executive from any and all claims, actions, causes of action, rights, benefits, compensation, or damages, including costs and attorneys’ fees, of whatever nature, whether known or unknown, suspected or unsuspected, matured or unmatured, now existing or arising in the future from any act, omission, event, occurrence, or non-occurrence prior to the date Employer signs this Agreement arising out of or in any way related to Executive’s employment with Employer.

7.             Employer agrees to indemnify Employee to the fullest extent permitted by Employer’s Bylaws, which includes independent representation where appropriate.  Nothing in this Agreement shall modify, or be interpreted to modify, the application or applicability of any law, document, or authority relating to indemnification.

8.             Executive agrees that she will not make any disparaging or untruthful remarks about or concerning Employer, its officers, directors, employees or agents, whether acting in their individual or representative capacity.  Employer shall not make any disparaging or untruthful remarks concerning Executive and shall use reasonable efforts to cause its officers, directors, employees and agents, to not make any disparaging or untruthful remarks concerning Executive.  Nothing in this Paragraph shall in any way limit the ability of Executive or Employer or its officers, directors, employees or agents to respond to or cooperate with any government inquiry or investigation or to give truthful testimony as required by law.

9.             Executive agrees that, as a result of her employment by Employer, she has been exposed to confidential information that is not generally known to the public, all of which information is owned by Employer.  This includes information developed by Executive, alone or with others, or entrusted to Employer by customers or others.  Employer’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees.  Executive agrees that, during her remaining employment by Employer and for all time thereafter, as long as such information is not made public by Employer, Executive shall hold such information in strict confidence and not disclose or use it except as specifically authorized by Employer and for Employer’s benefit.

10.           Employer and Executive each agree that the consideration provided to Executive under this Agreement and the Consulting Agreement is confidential and that neither shall disclose said consideration to persons outside Employer, except that Executive may show the Agreement and the Consulting Agreement to her spouse, attorneys and tax consultants, who have agreed to be bound by these provisions; provided, however, that nothing herein shall prohibit or restrict Employer or Executive (or their respective attorneys) from making disclosures related to this Agreement and the Consulting Agreement as required by law, from responding to any inquiry, or providing testimony, about the fact or terms of this Agreement or the Consulting Agreement, the consideration provided to the Executive, or the facts and circumstances underlying this Agreement and the Consulting Agreement before the United States Securities and Exchange Commission or any other federal or state regulatory or law enforcement agency or as required by law, or prohibit or restrict Employer or Executive from disclosing the terms of this Agreement or the Consulting Agreement in any litigation brought to enforce any obligations created by this Agreement or the Consulting Agreement.

11.           Executive agrees to fully and reasonably cooperate with Employer with respect to any and all business issues, claims, internal investigations (including any internal investigation relating to any claims by Executive of wrongdoing by Employer’s senior management), inquiries and/or investigations by the Government or by a regulator, administrative charges, and litigation related to Employer or its business interests.  This would include, but not be limited to, responding to questions, providing information, attending meetings, depositions, administrative proceedings, and court hearings, and assisting Employer, its counsel and any expert witnesses.  Executive agrees not to communicate with any party, its legal counsel, or others adverse to Employer in any pending or threatened claims or litigation except with the prior consent of the Employer.  Should Executive receive notice of a subpoena or other attempt to communicate with or obtain information from Executive in any way relating to Employer or its business interests, Executive agrees to notify counsel for Employer and to provide a copy of any such subpoena or request within two (2) calendar days of receipt of such notice. Nothing in this agreement restricts the ability of the Employee to appropriately respond to a subpoena or other request from the Government or regulators.

12.           Executive agrees that, as a condition of and before the Company enters into the Consulting Agreement with the Executive, she will return to Employer all of Employer’s property, including all physical property (personal digital assistants, computer disks, access cards, etc.) as well as any and all documents, data, plans, or other information, whether on paper or in electronic form.

13.           Executive represents that she has not filed any claim against Employer or any of the individuals or entities released in paragraph 5, and that she will not do so at any time in the future concerning any of the claims released in this Agreement.

14.           Executive and Employer shall cooperate to coordinate appropriate internal and external communications concerning Executive’s separation and to designate individuals to whom any questions shall be directed.  Employer shall have final approval on all such communications.

15.           The confidentiality and non-disparagement provisions set forth in Sections 8, 9 and 10 of this Agreement are material terms, which if breached could cause the parties to this Agreement to suffer irreparable harm for which damages would be an inadequate remedy.  Therefore, upon any such breach or threat thereof, either party to this Agreement shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies such party may have at law.

16.           Executive understands and acknowledges the significance and consequences of this Agreement and agrees that it is voluntary, and that she is not signing as a result of any coercion.  Executive has been encouraged to seek the advice of an attorney and, to the extent desired, has availed herself of that opportunity.  Executive acknowledges that she has been given at least twenty-one (21) days after receipt of this Agreement during which to consider it.

17.           Executive understands and acknowledges that she has seven (7) days after signing this Agreement in which to revoke it.  This Agreement will become effective after that period has expired.

18.           This Agreement is binding on and shall inure to the benefit of the parties and to those individuals and entities released in paragraph 5, as well as to all of their heirs, successors, and assigns.

19.           This Agreement shall be governed by the laws of the State of Washington.

20.           If any of the provisions of the Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable to the fullest extent permitted by law.

21.           In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment by Employer or the termination of such employment, the dispute shall be resolved by arbitration within King County, Washington, and the parties waive their right to trial by jury.  Executive and Employer will submit the dispute to a mutually acceptable arbitration service or arbitrator, or, if they cannot agree to an arbitration service or arbitrator, the dispute will be submitted to the JAMS.  The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing, Employer will advance any required administrative and/or arbitration fees.  The party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements from the other party. Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction.

22.           This Agreement represents and contains the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings.  No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Executive and an authorized representative of Employer.  Executive acknowledges that in signing this Agreement she has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

Washington Mutual, Inc.		Executive

/S/ DARYL D. DAVID		/S/ FAY CHAPMAN

Its:	EVP HR	Date:	December 10, 2007

Date:	December 10, 2007

EXHIBIT A

CONSULTING AGREEMENT

This Consulting Agreement is entered between Fay Chapman (“Consultant”) and Washington Mutual, Inc. (the “Company”) and is in consideration of the mutual undertakings set forth below.

1.             SERVICES OF THE CONSULTANT

For the compensation and subject to the terms and conditions hereinafter set forth, the Consultant shall supply expert consulting services to the Company.

2.             INDEPENDENT CONTRACTOR

The Consultant is an independent contractor and not an employee of the Company and shall receive no other compensation or benefits for services herein beyond those specified in the Consulting Agreement.  The Consultant is responsible for the payment of all taxes arising from his performance of this contract.

3.             SPECIFIC DUTIES

Commencing July 1, 2008, the Consultant shall render consulting services to the Company at such mutually agreeable times and places as may be required from time to time by the Company’s Chief Executive Officer, or his designee, for a period of two years.  The specific requirements for consulting services will from time to time be jointly agreed to by the Company’s Chief Executive Officer, or his designee, and the Consultant.  The parties agree that if the opportunity arises for Consultant to perform other work during the term of the Consulting Agreement that does not conflict with or impair the performance of consulting services, and Consultant obtains consent from the Company, which shall not be unreasonably withheld, Consultant may perform such other work.

4.             TERM

This Consulting Agreement shall commence for a term of two years on July 1, 2008.

5.             COMPENSATION

The Company shall pay the Consultant Two Million Six Hundred Fifty Thousand Dollars ($2,650,000.00) as a retainer for her availability and in consideration of the performance of the services described herein.  The retainer shall be paid in two payments as follows: a) one payment in the amount of $1,325,000.00 will be made on July 1, 2008, and b) one payment in the amount of $1,325,000.00 will be made on January 1, 2009.  The parties’ expectation is that the services under this Consulting Agreement would not exceed 1,000 hours per year.  In the event time spent by Consultant on authorized projects exceeds 1,000 hours per year, the additional time will be paid on an hourly basis mutually agreed by the parties.  If Consultant dies during the term of the Consulting Agreement, the Company shall pay the compensation which would otherwise be payable to Consultant under the Consulting Agreement at the times specified in the Consulting Agreement to the spouse of Consultant or, if she is not survived by her spouse, then to

Consultant’s heirs in equal shares or, if there are no such surviving heirs, to the estate of Consultant.

6.             CONFIDENTIALITY

Executive agrees that, as a result of her performance of the consulting services, she will be exposed to confidential information that is not generally known to the public, all of which information is owned by the Company.  This includes information developed by Consultant, alone or with others, or entrusted to the Company by customers or others.  Company’s confidential information includes, without limitation, information relating to its finances, business and strategic plans, unannounced acquisition and/or investment prospects, trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers and employees.  Consultant agrees that, during her consulting work for the Company and for all time thereafter, as long as such information is not made public by Company, Consultant shall hold such information in strict confidence and not disclose or use it except as specifically authorized by Company and for Company’s benefit.

7.             ENTIRE AGREEMENT

This Consulting Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.  This Consulting Agreement shall not be modified in any respect, except in writing executed by both parties.

8.             GOVERNING LAW

This Consulting Agreement shall be governed by the laws of the State of Washington.

9.             TERMINATION

Upon material breach of this Consulting Agreement, this Consulting Agreement may be terminated by the nonbreaching party at any time upon fifteen days’ written notice.  Notwithstanding the foregoing, the parties reserve all rights and remedies available to them by law in the event of breach of this agreement by the other party.

10.          ARBITRATION

In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to the services performed pursuant to this Consulting Agreement, the dispute shall be resolved by arbitration within King County, Washington, and the parties waive their right to trial by jury.  Consultant and Company will submit the dispute to a mutually acceptable arbitration service or arbitrator, or, if they cannot agree to an arbitration service or arbitrator, the dispute will be submitted to the JAMS.  The procedural rules of the selected arbitration service shall apply, provided that during the time the arbitration proceedings are ongoing.  Company and Consultant shall split any required administrative and/or arbitration fees, except that the party filing the demand for arbitration shall pay the initial administrative fee for initiating the process.  The party who substantially prevails shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements from the other party. Judgment upon any arbitration award may be entered and enforced by any state or federal court having jurisdiction.

11.          NOTICES

All notices or other communications required or permitted by this Consulting Agreement, including invoices, shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

If to Consultant, to:

Ms. Fay Chapman
2003 E. Eaton Pl.
Seattle, WA  98112

If to Company:

Mr. Kerry Killinger
Chairman and Chief Executive Officer
Washington Mutual
1301 Second Ave.
Seattle, WA 98101

Any such notice or communication shall be deemed to have been given as of the date mailed.  Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

CONSULTANT	WASHINGTON MUTUAL, INC.

Date:	Date: